Exhibit 10.53
APPENDIX I
TO
PARTICIPATION AGREEMENT,
LEASE AGREEMENT AND OTHER OPERATIVE DOCUMENTS
DEFINITIONS AND INTERPRETATION
     A. Interpretation. In each Operative Document, unless a clear contrary intention appears, (i) the singular number includes the plural number and vice versa, (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Operative Documents, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually, (iii) reference to any gender includes each other gender, (iv) reference to any agreement (including any Operative Document), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Operative Documents, (v) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision, (vi) reference in any Operative Document to any Article, Section, Appendix, Schedule or Exhibit means such Article or Section thereof or Appendix, Schedule or Exhibit thereto, (vii) “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to an Operative Document as a whole and not to any particular Article, Section or other provision hereof, (viii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term, (ix) “or” is not exclusive and (x) relative to the determination of any period of time, “from” means “from and including”, “to” means “to but not including” and “through” means “to and including”.
     B. Accounting Terms. In each Operative Document, unless expressly otherwise provided, accounting terms shall be construed and interpreted, and accounting determinations and computations shall be made, in accordance with GAAP.
     C. Conflict in Operative Documents. If there is any conflict between any Operative Documents, such Operative Document shall be interpreted and construed, if possible, so as to avoid or minimize such conflict but, to the extent (and only to the extent) of such conflict, in the event of any conflict between the Participation Agreement and any other Operative Document, the Participation Agreement shall control.
     D. Defined Terms. Unless a clear contrary intention appears, terms defined herein have the respective indicated meanings when used in each Operative Document.
     “Acceleration” means the acceleration of the Lessee’s obligation to pay the Lease Balance and purchase the Lessor’s interest in the Leased Property pursuant to the provisions of Article XIV of the Lease, including, without limitation, the acceleration of such obligation pursuant to Section 15.3 of the Lease.

     “Address” means, with respect to any Person, such Person’s address set forth in Section 8.2 of the Participation Agreement or such other address as such Person shall have identified to the parties to the Participation Agreement in writing.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise; provided, however, (but without limiting the foregoing) that no pledge of voting securities of any Person without the current right to exercise voting rights with respect thereto shall by itself be deemed to constitute control over such Person.
     “After-Tax Basis” means (i) with respect to any payment to be received by an Indemnitee (which, for purposes of this definition, shall include any Tax Indemnitee), the amount of such payment supplemented by a further payment or payments so that, after deducting from such payments the amount of all Taxes (net of any Tax credits, refunds, deductions or reductions or other Tax benefits arising from the payment by the Indemnitee of any amount, including Taxes, for which the Indemnitee is being indemnified) actually then-currently imposed on the Indemnitee by any Governmental Authority or taxing authority with respect to such payments, the balance of such payments shall be equal to the original payment to be received and (ii) with respect to any payment to be made by any Indemnitee, the amount of such payment supplemented by a further payment or payments so that, after increasing such payment by the amount of any current credits or other Tax benefits realized by the Indemnitee under the laws of any Governmental Authority or taxing authority resulting from the making of such payments, the sum of such payments (net of such credits or benefits) shall be equal to the original payment to be made; provided, however, for the purposes of this definition, and for purposes of any payment to be made to an Indemnitee on an after-tax basis, it shall be assumed that such Indemnitee is subject to taxation at the highest marginal federal income tax rate applicable to corporations and the highest marginal state and local tax rates generally applicable to corporations in the jurisdiction in which such Indemnitee has its principal place of business and that such Indemnitee has sufficient income to utilize any deductions, credits (other than foreign tax credits, the use of which shall be determined on an actual basis) and other Tax benefits arising from any payments described in clause (ii) of this definition.
     “Alterations” means the construction or installation of non-trade fixtures, alterations, improvements, modifications, changes, replacements, removals and additions to the Leased Property including without limitation, any repair or restoration pursuant to Article XI of the Lease or otherwise.
     “Applicable Law” means all existing and future applicable laws, rules, regulations (including Environmental Laws) statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authorities, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction (including those pertaining to health, safety or the environment (including, without limitation, wetlands) and those pertaining to the construction, use or occupancy of the Leased Property) and any restrictive covenant or deed restriction or easement of record affecting the Leased Property.
     “Applicable Rate” means a rate per annum equal at all times during each respective Interest Period to the sum of (a) the LIBO Rate, plus (b) five and 50/100 percent (5.5%) per annum, plus (c) commencing on January 1, 2009, an additional one percent (1%) per annum%.
     “Approved Leasehold Financing” is defined in Section 10.4(a) of the Lease.
     “Approved Leasehold Mortgagee” is defined in Section 10.4(a) of the Lease.
     “Appurtenances” shall mean all (i) agreements, easements, rights-of-way or use, rights of ingress and/or egress, privileges, appurtenances, tenements, hereditaments and other rights and benefits at any time belonging or pertaining to the Land and/or the Improvements or any part thereof, including, without limitation, the use of any streets, ways, alleys, vaults or strips of land adjoining, abutting, adjacent or contiguous to the Land and/or the Improvements, and (ii) permits, licenses and rights, whether or not of record, pertaining or appurtenant to the Land and/or the Improvements.
     “Awards” means any award or payment received by or payable to the Lessor or the Lessee on account of any Condemnation or Event of Taking (less the actual costs, fees and expenses incurred in the collection thereof, for which the Person incurring the same shall be reimbursed from such award or payment as permitted or required by the Operative Documents).
     “Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. Section 101 et seq.
     “Bankruptcy Law” means the Bankruptcy Code or any other applicable insolvency law or law for the relief of debtors of the United States of America or any State or Commonwealth thereof.
     “Basic Rent” means an amount equal to the product of (a) the Applicable Rate and (b) the Lease Balance as of the applicable Rent Payment Date.
     “Break Funding Amount” is defined in Section 5.10(b) of the Participation Agreement.
     “Business Day” means any day other than a Saturday, Sunday or other day on which banks are required or authorized by law or custom to be closed for business in New York, New York.
     “Casualty” means an event of damage or casualty relating to all or part of the Leased Property which does not constitute an Event of Loss.
     “Claims” means liabilities, obligations, damages, losses, demands, penalties, fines, assessments by federal state or local authorities, claims, actions, suits, judgments, settlements, utility charges, costs, expenses and disbursements (including, without limitation, reasonable legal fees and expenses) of any kind and nature whatsoever.
     “Closing Date” means February 15, 2007 or such other date as is determined by the Lessor and the Lessee for the closing of the Overall Transaction.

     “Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time, or any comparable successor law.
     “Commitment Letter” means that certain Commitment Letter from Lessor’s Affiliates, Credit Suisse Securities (USA) LLC and Credit Suisse, Cayman Islands Branch, accepted and agreed to by Guarantor, effective January 5, 2007, including the Termsheet attached thereto.
     “Condemnation” means any condemnation, requisition, confiscation, seizure or other taking, whether temporary or permanent, or sale of the use, occupancy or title to the Leased Property or any part thereof in, by or on account of any actual eminent domain proceeding or other action by any Governmental Authority or other Person under the power of eminent domain, or any transfer in lieu of or in anticipation thereof, which in any case does not constitute an Event of Taking. A Condemnation shall be deemed to have “occurred” on the earliest of the dates that use, occupancy or title is taken.
     “Contemplated Lease Financing” shall have the meaning provided therefor in the Purchase Agreement, and defined terms used in such definition shall also have the meanings provided therefor in the Purchase Agreement.
     “Contractual Obligation” means, as applied to any Person, any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject (including, without limitation, any restrictive covenant affecting any of the properties of such Person).
     “Default” means any event, condition or failure which, with notice or lapse of time or both, would become an Event of Default.
     “Environmental Laws” means and includes the Resource Conservation and Recovery Act of 1976, (RCRA) 42 U.S.C. §§ 6901-6987, as amended by the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601-9657, (CERCLA), the Hazardous Materials Transportation Act of 1975, 49 U.S.C. §§ 1801-1812, the Toxic Substances Control Act, 15 U.S.C. §§ 2601-2671, the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq., and all similar federal, state and local environmental laws, ordinances, rules, orders, statutes, decrees, judgments, injunctions, codes and regulations, and any other federal, state or local laws, ordinances, rules, codes and regulations relating to the environment, human health or natural resources or the regulation or control of or imposing liability or standards of conduct concerning the environment (including the protection of human health from environmental hazards), Hazardous Materials or the clean-up or other remediation of the Leased Property, or any part thereof, as any of the foregoing may have been from time to time amended, supplemented or supplanted.
     “Environmental Permits” means all permits, licenses, authorizations, certificates and approvals of Governmental Authorities required by Environmental Laws.
     “Environmental Site Assessment” means a Phase One environmental site assessment (the scope and performance of which meets or exceeds ASTM Standard Practice E1527-05 Standard

Practice for Environmental Site Assessments: Phase One Environmental Site Assessment Process (and which meets the “all appropriate inquiry” standards as required under Environmental Laws)) of the Leased Property, and, if warranted based upon a reasonable interpretation of the Phase One assessment, a Phase Two environmental site assessment, and otherwise in form and scope reasonably satisfactory to the Lessor and prepared by an environmental engineer or consultant reasonably satisfactory to the Lessor.
     “Environmental Violation” means any action, omission, occurrence or condition that violates or results in non-compliance with any Environmental Law.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time or any successor federal statute.
     “ERISA Affiliate” means any corporation or any trade or business (whether or not incorporated) that, together with the Lessee or the Guarantor, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
     “ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than a reportable event for which the notice to the PBGC is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Lessee, the Guarantor or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Lessee, the Guarantor or any ERISA Affiliate from the PBGC or a Plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Lessee, the Guarantor or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan, or as a result of any failure to comply with ERISA in connection with any Plan or Multiemployer Plan; or (g) the receipt by the Lessee, the Guarantor or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Lessee, the Guarantor or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Eurocurrency Reserve Requirements” means, for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System of the United States (or any successor) (the “Board”) or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
     “Event of Default” means any event or condition designated as an “Event of Default” in Article XIII of the Lease.

     “Event of Loss” is defined in Section 11.1 of the Lease.
     “Event of Taking” is defined in Section 11.2 of the Lease.
     “Fair Market Sales Value” means, with respect to the Leased Property or any portion thereof, the fair market sales value as determined by an independent appraiser chosen by the Lessor that would be obtained in an arms-length transaction between an informed and willing buyer (other than a lessee currently in possession) and an informed and willing seller, under no compulsion, respectively, to buy or sell and neither of which is related to the Lessor or the Lessee, for the purchase of the Leased Property. Such fair market sales value shall be calculated as the value for the use of the Leased Property assuming, in the determination of such fair market sales value, that the Leased Property is in the condition and repair required to be maintained by the terms of the Lease (unless such fair market sales value is being determined for purposes of Section 14.1 of the Lease and except as otherwise specifically provided in the Lease, or the Participation Agreement, in which case this assumption shall not be made).
     “Falcon Purchase Agreement” means the Purchase Agreement, dated as of December 31, 2004, by and among the Guarantor, the guarantors named therein, the agent named therein and the purchasers named therein.
     “Fee Mortgagee” means any Person to whom the Lessor grants a deed of trust or mortgage lien on the Leased Property pursuant to Section 10.5 of the Lease.
     “Final Rent Payment Date” is defined in Section 14.1(e) of the Lease.
     “Full Replacement Cost” is defined in Section 9.1 of the Lease.
     “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time and consistently applied.
     “Governmental Action” means all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental Authority, or required by any Applicable Law and shall include, without limitation, all siting, building, environmental and operating permits and licenses that are required for the acquisition, construction, transfer, use, occupancy, zoning and operation of the Leased Property.
     “Governmental Authority” means the government of the United States of America, the government of any other nation, any political subdivision of the United States of America or any other nation (including, without limitation, any state, territory, federal district, municipality or possession) and any federal, state, county, municipal or other governmental or regulatory authority, agency, board, body, commission, instrumentality or court, or any political subdivision thereof.
     “Guarantor” means Terremark Worldwide, Inc., a Delaware corporation, its permitted successors and assigns.

     “Guaranty” means the Guaranty, dated as of the date of the Participation Agreement and effective as of the effective date of the Participation Agreement, made by the Guarantor for the benefit of the Lessor, together with any amendments and supplements thereto.
     “Hazardous Material” means any substance, waste or material which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous, including petroleum, crude oil or any fraction thereof, petroleum derivatives, by products and other hydrocarbons and is or becomes regulated under any Environmental Law and also including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs”), toxic mold and radon gas.
     “Improvements” means the improvements described on Appendix II of the Lease.
     “Indebtedness” shall have the meaning provided therefor in the Purchase Agreement, and defined terms used in such definition shall also have the meanings provided therefor in the Purchase Agreement.
     “Indemnified Claims” is defined in Section 7.3 of the Participation Agreement.
     “Indemnitee” means the Lessor and its Affiliates, successors, permitted assigns, permitted transferees, stockholders, partners, members, employees, officers, directors and agents; provided, however, that in no event shall the Lessee be an Indemnitee.
     “Indemnitee Group” means the respective successors, assigns, stockholders, partners, members, employees, officers, directors and agents of the Lessor and its Affiliates.
     “Insurance Requirements” means all terms and conditions of any insurance policy either required by the Lease or by any of the Operative Documents to be maintained by the Lessee and all reasonable and appropriate requirements of the issuer of any such policy.
     “Interest Period” means (i) initially, the period commencing on the Closing Date through and including the last day of the third full calendar month following the month in which the Closing Date occurs, and (ii) each three-month period thereafter.
     “Land” means the land described in Appendix II to the Lease including all Appurtenances.
     “Late Charge” means any interest at the Overdue Rate and late charges payable by the Lessee pursuant to Section 4.4 of the Lease.
     “Laws” means all ordinances, statutes, rules, regulations, orders, injunctions, writs, treaties or decrees of any Governmental Authority or any governmental or political subdivision or agency thereof, or of any court or similar entity established by any thereof.
     “Lease” means the Lease Agreement, dated as of the date of the Participation Agreement and effective as of the effective date of the Participation Agreement, between the Lessor and the Lessee, together with any amendments and supplements thereto, and including the Lease Supplement.

     “Lease Balance” means, as of any date of determination, an amount equal to the sum of (i) the original principal balance of Four Million Four Hundred Thirty-One Thousand Eight Hundred Eleven and 99/100 Dollars ($4,431,811.99) advanced by the Lessor on the Closing Date, as the same may be increased from time to time to account for any PIK Rent Payment(s) made by the Lessee pursuant to Section 4.3(b) of the Lease, and (ii) without duplication, all accrued and unpaid Basic Rent, all Supplemental Rent then payable, and all other amounts owing under the Operative Documents as of such date by the Lessee to the Lessor.
     “Lease Supplement” means the Lease Supplement, Memorandum of Lease and Remedies, dated as of the date of the Participation Agreement, between the Lessor, the Lessee and James W. DeBoer, as trustee, which describes the Lease and certain of its provisions, and is intended to be recorded in the Real Property Records.
     “Lease Term” means (i) the Term of the Lease or (ii) such shorter period as may result from earlier termination of the Lease as provided therein.
     “Lease Termination Date” means June 30, 2009, or such earlier date on which the Lease Term shall end as provided in the Lease.
     “Leased Property” means the Land and the Improvements, taken together.
     “Lessee” means NAP of The Capital Region, LLC, a Florida limited liability company, and its permitted successors and assigns.
     “Lessee Financing Statements” means such UCC financing statements required to be filed by the UCC to perfect the security interests described in the Lease, with the Lessee as the debtor and the Lessor as the secured party.
     “Lessee’s Net Payment” is defined in Section 15.2(b) of the Lease.
     “Lessee’s Personal Property” is defined in Article XVI of the Lease.
     “Lessor” means Culpeper Lessor 2007-1 LLC, a Delaware limited liability company, its successors and assigns.
     “Lessor Liens” means Liens on or against the Leased Property or any portion thereof, the Lease or any payment of Rent under the Lease which result from any act of, or any Claim against, the Lessor unrelated to the Operative Documents.
     “LIBO Base Rate” means, with respect to each day during each Interest Period, the rate per annum determined by the Lessor or its Affiliate at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Lessor or its Affiliate that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Base Rate” shall be the interest rate per annum determined by the Lessor or its Affiliate to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Lessor or its Affiliate at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.
     “LIBO Rate” means, with respect to each day during each Interest Period, a rate per annum determined for such day in accordance with the following formula:
LIBO Base Rate
1.00 — Eurocurrency Reserve Requirements
     “Lien” means any lien, mortgage, deed of trust, encumbrance, pledge, charge, lease, easement, servitude, right of others (legal or equitable) or security interest of any kind, including any thereof arising under any conditional sale or other title retention agreement and in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Loss Proceeds” shall have the meaning specified in Section 11.6 of the Lease.
     “Material” means material in relation to the business, operations, affairs, condition (financial or otherwise), assets, properties, or prospects of the Lessee or the Guarantor and, with respect to the Leased Property, that could have a material adverse effect on the Leased Property, the value of the Leased Property or the usefulness, utility or useful life of the Improvements.
     “Material Adverse Effect” means, with respect to the Lessee or the Guarantor, a material adverse effect on (i) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or financial prospects of the Lessee or the Guarantor, as applicable, (ii) the ability of Lessee to perform its obligations under the Operative Documents to which it is a party, (iii) the validity or enforceability of any of the Operative Documents or any rights or remedies under any thereof, or (iv) the development, occupancy, use, operation, utility or useful life or value of the Leased Property.
     “Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which the Lessee, the Guarantor or any ERISA Affiliate has or had an obligation to contribute.
     “Official Recorder” means the Governmental Authority that maintains the Real Property Records in any jurisdiction in which the Leased Property is located.
     “Operative Documents” means the Participation Agreement, the Lease, the Lease Supplement, and the Guaranty.
     “Outstanding Lease Obligations” is defined in Section 15.2(b) of the Lease.
     “Overall Transaction” means all the transactions and activities referred to in or contemplated by the Operative Documents.
     “Overdue Rate” means the lesser of (i) the highest interest rate permitted by Applicable Law and (ii) an interest rate per annum equal to the Applicable Rate, plus two percent (2%).

     “Participation Agreement” means the Participation Agreement, dated as of February ___, 2007, among the Lessor, the Lessee and the Guarantor, together with all amendments and supplements thereto.
     “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 10756, as amended.
     “PBGC” is the Pension Benefit Guaranty Corporation.
     “Pension Plan” means any pension or other benefit plan subject to the provisions of ERISA.
     “Permitted Encumbrances” means easements, rights of way and reservations against the Land that are listed on Schedule B to Title Policy or permitted by Article VI of the Lease and, in each case, accepted by the Lessor.
     “Permitted Liens” means (i) the respective rights and interests of the Lessee and the Lessor as provided in the Operative Documents, (ii) Lessor Liens, (iii) Liens for Taxes not yet due, (iv) materialmen’s, mechanics’, workers’, repairmen’s, employees’ or other like Liens arising after the Closing Date in the ordinary course of business for amounts either not yet due or being contested in good faith and by appropriate proceedings and so long as (I) no Event of Default shall have occurred and be continuing, (II) such proceedings shall not involve any risk of the sale, forfeiture or loss of any part of the Leased Property, title thereto or any interest therein and shall not interfere with the use or disposition of the Leased Property or the payment of Rent, and (III) any reserve or other appropriate provision required by GAAP shall have been made in respect of the Lien, so long as enforcement thereof is stayed pending such proceedings, and Lessee will promptly, and in any event, not later than 30 days after Lessee acquires actual knowledge of the filing thereof, and prior to the enforcement of the same, at its own expense, remove and discharge of record, by bond or otherwise, any such Lien, and (v) as to the Land, Permitted Encumbrances.
     “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Government Authority.
     “PIK Rent Payment” is defined in Section 4.3(b) of the Lease.
     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and (ii) in respect of which Guarantor or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” or a “contributing sponsor” as defined in Sections 3(5) and 4001(a)(13) of ERISA, respectively.
     “Property Costs” is defined in Section 2.6 of the Participation Agreement.
     “Purchase Agreement” means the Purchase Agreement, dated as of January 5, 2007, by and among the Guarantor, as issuer, the guarantors named therein, the agent named therein, and the purchasers named therein.
     “Purchase Option” is defined in Section 15.1 of the Lease.

     “Purchase Option Price” means an amount equal to the Lease Balance as of the closing date of the purchase of the Leased Property pursuant to the exercise by the Lessee of the Purchase Option set forth in, and in accordance with, Section 15.1 of the Lease.
     “Purchase Procedure” means Purchase Procedure as defined in Section 15.5 of the Lease.
     “Real Property Records” means the publicly available records maintained by the Official Recorder for the recordation of deeds, mortgages and other instruments affecting the title to real property in the jurisdiction of the Official Recorder.
     “Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, dumping, seepage, spill, leak, flow, discharge, disposal or emission of a Hazardous Material into or upon or under any land or water or air, or otherwise into the environment, including, without limitation, by means of burial, disposal, discharge, emission, injection, spillage, leakage, seepage, leaching, dumping, pumping, pouring, escaping, emptying, placement and the like.
     “Rent” means Basic Rent and Supplemental Rent, collectively, as provided under the Lease.
     “Rent Payment Date” means the first day of each calendar quarter during the Lease Term, commencing on April 1, 2007, with the last Rent Payment Date being the Lease Termination Date.
     “Rent Period” means initially the period commencing on the Closing Date and ending on the first Rent Payment Date, and thereafter each period from one Rent Payment Date to the next following Rent Payment Date.
     “Reportable Event” means a “reportable event” as defined by Title IV of ERISA and applicable regulations thereunder (other than a reportable event for which notice to the PBGC is waived).
     “Requirements of Law” means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, permit, approval, authorization, license or variance, order or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, without limitation, the Securities Act, the Securities Exchange Act, Regulations T, U and X, and any building, environmental or land use requirement or permit or occupational safety or health law, rule or regulation.
     “Responsible Officer” means, with respect to any Person, the Chief Executive Officer, the President, any Senior Vice President or Executive Vice President, any Vice President, the Chief Financial Officer, the Secretary, any Assistant Secretary, the Treasurer, or any Assistant Treasurer.
     “Sales Proceeds” is defined in Section 15.2(b) of the Lease.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Senior Notes” means the notes issued by the Guarantor pursuant to the Falcon Purchase Agreement.

     “Standby Fee” means the Standby Fees payable by the Lessee or Guarantor pursuant to the Commitment Letter.
     “State” means the Commonwealth of Virginia.
     “Subordinated Notes” means the notes issued by the Guarantor pursuant to the Purchase Agreement.
     “Subsidiary” means for any Person any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.
     “Supplemental Rent” means any and all amounts, liabilities and obligations other than Basic Rent which the Lessee assumes or agrees or is otherwise obligated to pay under the Lease or any other Operative Document (whether or not designated as Supplemental Rent) to the Lessor or any other party, including, without limitation, late charges and default interest, Taxes, assessments, insurance premiums, fees, and all other costs and expenses of every nature whatsoever incurred by Lessee incident to ownership, management, maintenance, repair, replacement, restoration, and operation of the Leased Property, amounts under Articles XV and XVII of the Lease, Fair Market Sales Value payments and indemnities, the Standby Fee and expenses and damages for breach of any covenants, representations, warranties or agreements.
     “Tax” or “Taxes” is defined in Section 7.4 (a) of the Participation Agreement.
     “Tax Indemnitee” means the Lessor and its Affiliates, successors, permitted assigns, permitted transferees, employees, officers, directors and agents thereof, provided, however, that in no event shall the Lessee be a Tax Indemnitee.
     “Term” is defined in Section 2.2 of the Lease.
     “Terremark” means Terremark Worldwide, Inc., a Delaware corporation.
     “Title Insurance Company” means First American Title Insurance Company and its successors and assigns.
     “Title Policy” is defined in Section 3.1(a)(v) of the Participation Agreement.
     “Transaction Expenses” means all costs and expenses incurred in connection with the preparation, execution and delivery of the Operative Documents and the transactions contemplated by the Operative Documents, including without limitation:
     (a) the reasonable fees, out-of-pocket expenses and disbursements of counsel for each of the Transaction Parties in negotiating the terms of the Operative Documents and the other transaction documents, preparing for the closing under, and rendering opinions in connection with, such transactions and in rendering other services customary for counsel representing parties to transactions of the types involved in the transactions contemplated by the Operative Documents;

     (b) the reasonable fees, out-of-pocket expenses and disbursements of any law firm or other external counsel of any of the Transaction Parties in connection with (1) any amendment, supplement, waiver or consent with respect to any Operative Documents and (2) any enforcement of any rights or remedies against the Lessor or the Lessee in respect of the Operative Documents;
     (c) any other reasonable fees, out-of-pocket expenses, disbursements or cost of the Transaction Parties related to the Operative Documents or any of the other transaction documents;
     (d) any and all Taxes and fees incurred in recording, registering or filing any Operative Document or any other transaction document, any deed, declaration, mortgage, security agreement, notice or financing statement with any public office, registry or governmental agency in connection with the transactions contemplated by the Operative Documents;
     (e) any title fees, premiums and escrow costs and other expenses relating to title insurance and the closings contemplated by the Operative Documents; and
     (f) all expenses relating to all Environmental Site Assessments.
     “Transaction Parties” means, collectively, the Lessor, the Lessee and the Guarantor.
     “UCC” means the Uniform Commercial Code of the State, as in effect from time to time.
     “UCC Financing Statements” means the Lessee Financing Statements and any other Uniform Commercial Code Financing Statement given by the Lessee to be filed with the offices of the Virginia State Corporation Commission, the Real Property Records (as to fixture filings) and the applicable personal property records offices for each such filing.
     “Withdrawal Liability” means liability to the Lessee, the Guarantor or any ERISA Affiliate as a result of its complete or partial withdrawal from a Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
[End of Appendix I]